For additional information, contact:

D Neil Dauby, President & CEO
645 Main Street
Tell City, IN 47586
812.547.7025
FAX: 812.547.2802
www.firststatebankfsb.com

PEOPLES COMMUNITY BANK AND FIRST STATE BANK ANNOUNCE PENDING MERGER

TELL CITY, IN . . . MAY 24, 2005 . . . German American Bancorp (GABC) and PCB Holding Company have agreed to combine their resources and operations through the merger of their bank subsidiaries, First State Bank and Peoples Community Bank. By forging this partnership, the Boards of Directors of First State and Peoples will create a locally-owned banking and financial services provider that will have the increased financial resources necessary to effectively compete in the banking industry today and to increase the level of personal relationship service to area customers.

Under the terms of the merger agreement (and subject to possible adjustment of the consideration in accordance with its terms), PCB shareholders are to receive a fixed exchange ratio of .7143 shares of publicly-traded (NASDAQ) GABC stock and cash of $9.00 for each share held, or an aggregate of approximately 257,000 shares of German American Bancorp common stock and $3.2 million of cash. The combination of stock and cash consideration represents a total transaction value, based on the current price of German American’s stock, of approximately $6.7 million, or $18.72 per share of PCB Holding Company common stock on a fully-diluted basis.

Upon consummation of the transaction, expected to be in the third or fourth quarter of 2005, the combined Peoples Community Bank and First State Bank will have total assets of approximately $115 million. Utilizing the synergies of their combined resources, the banks will offer a “community-focused” banking alternative to the surrounding area in competition with the less personal service being mass-marketed by larger out-of-market banking companies. The proposed merger is subject to the approval of the shareholders of PCB Holding Company as well as the approval of the appropriate bank regulatory agencies and other conditions.

In commenting on the proposed merger, First State President and CEO, D. Neil Dauby, stated, “This combination allows both organizations to significantly leverage our operating efficiencies with a prudent ‘in-market’ partnership that we expect to positively enhance the longer-term franchise value for all stakeholders.” He continued, “Our two organizations share similar community and shareholder philosophies . . . local decision making, relationship banking and community-focused ‘citizenship’. We are extremely excited about the opportunity this business combination affords us to offer enhanced banking and financial services competition within our market area.”

Carl D. Smith, President of Peoples Community Bank commented, “The strength of German American Bancorp, and that of their affiliated banks, lies in a commitment to community banking and to the communities in which they operate. We look forward to being part of an organization that will provide the support and resources of a larger organization while continuing the commitment that Peoples Community Bank has had to our local customers since 1914.”

Under the negotiated terms, there will be no reduction in force among Peoples’ existing employee base and representatives of Peoples Board of Directors will join the First State Bank Board of Directors upon completion of the transaction.

German American Bancorp is a multi-bank holding company operating five affiliated community banks with twenty-seven retail banking locations in the eight contiguous Southwestern Indiana counties of Dubois, Davies, Gibson, Knox, Martin, Perry, Pike and Spencer.

The Company’s lines of business include comprehensive retail, commercial and private banking capabilities. Mortgage banking services, title insurance, and a full range of personal and corporate property and casualty insurance products round out the Company’s current product offerings. German American Bancorp is traded on the NASDAQ national market (GABC). More information can be found at www.germanamericanbancorp.com.

Stockholders of PCB Holding Company are urged to read the proxy statement/prospectus regarding the proposed merger transaction when it becomes available, because it will contain important information. Stockholders and other interested persons will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about German American, without charge, at the Securities and Exchange Commission’s Internet site (http://www.sec.gov), and links to such filings are provided on the Investors page of German American's Internet site, www.germanamericanbancorp.com. Copies of the proxy statement/prospectus and of German American's filings with the Securities and Exchange Commission that will be incorporated by reference in the proxy statement/prospectus can also be obtained, without charge, by directing a request to the Corporate Secretary of German American Bancorp at 711 Main Street, Box 810, Jasper, Indiana 47546.

Forward-Looking Statements

First State Bank's statements in this press release regarding its expectation of operating efficiencies and future growth in franchise value for its stakeholders are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. The extent to which First State Bank may actually realize operational efficiencies and future growth in franchise value as a result of the mergers may vary materially from its present expectations, due to such factors as changes in interest rates; the effects of changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of business initiatives and business strategies; the possibility that the integration of business systems, operations and facilities of the two banking organizations may be more difficult or costly, or take more time, than presently anticipated; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; actions of the Federal Reserve Board; changes in accounting principles or interpretations; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and German American and First State Bank undertake no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.